Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SABRE CORPORATION

The present name of the corporation is Sabre Corporation. The corporation was incorporated under the name “Sovereign Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2006. This Third Amended and Restated Certificate of Incorporation of the corporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

Article I - Name

The name of the corporation (hereinafter referred to as the “Corporation”) is Sabre Corporation.

Article II - Agent

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle in the State of Delaware 19808. The name of its registered agent at that address is Corporation Services Company.

Article III - Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV - Stock

Section 1. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,225,000,000 shares of capital stock, consisting of:

1,000,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”); and

225,000,000 shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”).

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, without approval of the stockholders of the Corporation, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, if any), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and the qualifications, limitations and restrictions thereof, if any. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

(b) The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as expressly provided in a Preferred Stock Designation or required by applicable law, shares of Preferred Stock shall not entitle the holders thereof to vote at or receive notice of any meeting of stockholders.

(c) No holder of shares of Preferred Stock shall be entitled to any pre-emptive rights, unless specifically authorized by the Board of Directors in a Preferred Stock Designation.

Section 3. Common Stock.

(a) Voting. Except as otherwise expressly provided herein or the relevant Preferred Stock Designation of any class or series of Preferred Stock or required by law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, shares of Common Stock shall not entitle the holders thereof to vote on any amendment to this Certificate of Incorporation (including to a Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of solely one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, separately or together with the holders of one or more other such series, to vote on such amendment pursuant to this Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the DGCL, or if no vote of stockholders is required pursuant to the DGCL.

(b) Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock as expressly set forth herein or in the relevant Preferred Stock Designation.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(d) No Pre-Emptive Rights. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription, redemption or conversion rights.

Section 4. Series A Cumulative Preferred Stock.

(a) Designation; Amount. The shares of such series shall be designated as the Series A Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 87,500,000, which number may be decreased by a resolution of the Board without a vote of stockholders; provided that such number may not be decreased below the aggregate number of shares of Series A Preferred Stock then outstanding. The date on which the Corporation initially issues any share of Series A Preferred Stock will be deemed the “Date of Issuance” of such share regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(b) Stated Value. The shares of Series A Preferred Stock shall have a stated value of $5.7468681218772 per share (the “Series A Stated Value”).

(c) Ranking. The shares of Series A Preferred Stock shall, with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation or otherwise, rank (i) pari passu with any class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference and otherwise (collectively, the “Series A Parity Stock”) and (ii) senior to the Common Stock and any other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference and otherwise (collectively, the “Junior Stock”).

(d) Restrictive Covenants; Voting Rights.

(i) Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not: (A) authorize, create or issue, or increase the authorized amount of, (1) any class or series, or any shares of any class or series, of capital stock of the Corporation having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over Series A Preferred Stock or (2) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, that is redeemable mandatorily or redeemable at the option of the registered holder thereof at any time on or prior to the redemption of the Series A Preferred Stock (whether or not only upon the occurrence of a specified event); (B) amend, alter or repeal any provision of the Certificate of Incorporation or the By-laws of the Corporation, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (C) authorize or take any other action if such action would be inconsistent with the provisions set forth herein.

(ii) The Corporation shall not, from and after the date of the Date of Issuance of any share of the Series A Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

(iii) Except as otherwise expressly provided hereby, or as required by law, the holders of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

(e) Dividends.

(i) Shares of Series A Preferred Stock shall accumulate dividends at a rate per annum equal to 6% of the Series A Stated Value. Such rate shall be referred to as the “Dividend Rate.”

(ii) Dividends shall be computed and paid quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a Business Day (as defined below), on the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”), to holders of record as they appear on the stock record books of the Corporation on the fifteenth day prior to the relevant Dividend Payment Date; provided, however, that the Corporation expressly elects to make any dividend payment due hereunder on any Dividend Payment Date. In the event that the Corporation does not elect to make a dividend payment due hereunder on any Dividend Payment Date, any such amount then due in respect of dividends shall constitute an Arrearage (as defined below).

(iii) Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends.

Dividends shall begin to accumulate on outstanding shares of Series A Preferred Stock from the Date of Issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable.

(iv) Dividends on the Series A Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends (such amount, the “Arrearage”) at the Dividend Rate. Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Series A Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to the holders of record as they appear on the stock record books of the Corporation on such record date as may be fixed by the Board of Directors (which record date shall be no less than 10 days prior to the corresponding payment date).

(v) Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Notwithstanding the provisions of Section 4(e)(iv), any such partial payment shall be made in cash. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series A Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(vi) For so long as any shares of Series A Preferred Stock shall be outstanding, (A) no dividend or distribution, whether in cash, stock or other property, shall be paid, declared or set apart for payment or made on any date on or in respect of the Junior Stock and (B) no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation shall be made on any date of shares of any Junior Stock, unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid.

(f) Liquidation Rights; Redemption.

(i) Preference for Series A Preferred. Upon the occurrence of any Liquidation Event (as defined below), each holder of Series A Preferred Stock shall have the right to require the Corporation to repurchase each outstanding share of Series A Preferred Stock, but only out of funds legally available therefor, by paying in cash, in respect of each share of Series A Preferred Stock, an amount equal to the Series A Stated Value of such share and any Arrearage, plus all other accumulated dividends as of the repurchase date. If, upon any such Liquidation Event, the assets of the Corporation available for distribution to stockholders shall be insufficient to provide for the payment in full of the preference accorded to the Series A Preferred Stock hereunder, then such assets shall be distributed ratably among the shares of Series A Preferred Stock. Within 30 days following any Liquidation Event, the Corporation shall mail a notice to each holder of Series A Preferred Stock describing the transaction or transactions that constitute the Liquidation Event and offering to repurchase each share of Series A Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, and any other applicable securities laws and regulations thereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

(ii) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (A) the holders of issued and outstanding shares of Series A Preferred Stock shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock, in cash, equal to the sum of the Series A Stated Value of such share and any Arrearage, plus all other accumulated dividends as of the date of final distribution and (B) no distribution shall be made to the holders of Series A Parity Stock unless the holders of shares of Series A Preferred Stock shall have received distributions ratably with the holders of Series A Parity Stock in proportion to the total amount to which the holders of all such shares of Series A Preferred Stock and Series A Parity Stock are entitled upon such dissolution, liquidation or winding-up of the Corporation. If, upon any such dissolution, liquidation or winding-up of the Corporation, the assets of the Corporation available for distribution to stockholders shall be insufficient to provide for the payment in full of the preference accorded to the Series A Preferred Stock hereunder, then such assets shall be distributed ratably among the shares of Series A Preferred Stock.

(iii) “Liquidation Event” means:

(A)

any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (1) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (x) cash, (y) notes, debentures or other evidences of indebtedness or obligations to pay cash or (z) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series A Preferred Stock with respect to liquidation or dividends or (2) the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock;

(B)	the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation;

(C)	any Person (as defined below), or group of Persons acting in concert, other than the holders on the Date of Issuance becoming the beneficial owner, directly or indirectly, of in excess of 50% of the total voting power or equity interest in the Corporation or any successor thereto. As used in the preceding sentence, “voting power” in any Person shall mean the right to vote for the election of directors or other equivalent managing body of such Person or, if there are no such directors or managing body, the right to make material business decisions with respect to such Person;

(D)	the closing of the first underwritten public offering and sale of the equity securities of the Corporation for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act of 1933, as amended (an “IPO”); or

(E)	the date which is the 30th anniversary of the Date of Issuance.

  (iv) Redemption. The Corporation shall have the right, at its option and election at any time, or from time to time, to redeem all or part of the issued and outstanding Series A Preferred Stock, but only out of funds legally available therefor and/or out of authorized and unissued shares of Common Stock or shares of Common Stock owned by the Corporation as treasury shares, by delivering the Redemption Amount in respect of each share of Series A Preferred Stock so redeemed, provided that any partial redemption shall be made ratably in proportion to the number of Series A Preferred Stock held by each stockholder. If, upon any such redemption, the funds or assets of the Corporation available for distribution to stockholders shall be insufficient to provide for the payment in full of the preference accorded to the Series A Preferred Stock hereunder, then such funds or assets shall be distributed ratably among the shares of Series A Preferred Stock. The Corporation may exercise its election to redeem in whole or in part the issued and outstanding Series A Preferred Stock, by mailing a notice (which shall be irrevocable) to each holder of Series A Preferred Stock, which shall describe: (A) its intention to redeem the Series A Preferred Stock; (B) the number of shares of Series A Preferred Stock to be redeemed; (C) the Redemption Amount; (D) the Form of Consideration; (E) the date of payment of the Redemption Amount, which date may be approximate and may be variable based on specified conditions, and which may be concurrent with, but shall occur no later than 60 days following, the mailing of such notice; and (F) the conditions precedent, if any, to the Company’s obligation to make payment of the Redemption Amount. The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, and any other applicable securities laws and regulations thereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

(v) Preferences are not Participating. After the payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts provided for in this Section 4(f), the holders of shares of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation solely by virtue of holding shares of Series A Preferred Stock.

(g) Pro Rata Distribution and Payments. For so long as any shares of Series A Preferred Stock shall be outstanding, (i) no dividend or distribution, whether in cash, stock or other property, shall be paid, declared or set apart for payment or made (any such dividend or distribution, or payment thereof, or setting apart for payment therefor or declaration thereof, for purposes of this Section 4, a “Distribution”) on any date on or in respect of any Series A Parity Stock and (ii) no payment shall be made by the Corporation on any date in respect of the redemption, purchase or other acquisition or retirement for value of shares of any Series A Parity Stick (any such payment, for purposes of this Section 4, a “Payment”) unless, in each case, the holders of shares of Series A Preferred Stock shall have received, where clause (i) applies, a corresponding Distribution and, where clause (ii) applies, a corresponding Payment, ratably with the holders of Series A Parity Stock in proportion to the total amount to which the holders of all such shares of Series A Preferred Stock and Series A Parity Stock are entitled upon any such Distribution or Payment.

(h) Transferability; Unit Certificates.

(i) The Series A Preferred Stock shall be evidenced in units (“Units”), each of which shall consist of 2 shares of Common Stock and 5 shares of Series A Preferred Stock. The shares of Series A Preferred Stock and shares of Common Stock underlying the Units shall be transferable only in Units. The Series A Preferred Stock may be certificated by the Board of Directors in the form of a Unit Certificate comprised of Common Stock and Series A Preferred Stock in the aforementioned ratio. The form of the Unit Certificate shall be as prescribed by the Board of Directors from time to time.

(ii) A repurchase for cash pursuant to Section 4(f)(i) or a redemption pursuant to Section 4(f)(iv) of any shares of Series A Preferred Stock shall be effected through a recapitalization (within the meaning of section 368(a)(l)(E) of the Internal Revenue Code), pursuant to which the Unit shall be exchanged for (A) with respect to the each share of Series A Preferred Stock represented by such Unit, the Redemption Amount, and property (pursuant to Section 4(f)(i) or (iv)), if any, and (B) with respect to each share of Common Stock represented by such Unit, a share of Common Stock to be certificated or reflected in book-entry form. The Series A Preferred Stock and the Common Stock with which it is represented by a Unit will be treated, for tax purposes, as a single class of common stock with a preference on dividends and liquidation.

(iii) Upon any repurchase under Section 4(f)(i) or redemption under Section 4(f)(iv), each holder of shares of Series A Preferred Stock shall surrender to the Corporation at the place designated in the notice under Section 4(f)(i) or (iv) (as the case may be), the Units (if certificated) evidencing shares of Series A Preferred Stock to be repurchased or redeemed (each a “Surrendered Unit”). As promptly as practical, and in any event within five Business Days after receipt by the Corporation of the Surrendered Units pursuant to the preceding sentence, the Corporation shall take all the necessary actions to certificate or reflect in book-entry form the number of shares of Common Stock to which each such holder shall be entitled, which number shall be equal to the number of shares of Common Stock that were certificated or reflected in book-entry form in the Surrendered Units delivered by such holder.

(i) Definitions. For the purposes of this Section 4 of Article IV, the following terms shall have the following meanings:

(i) “Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(ii) “Form of Consideration” means the proportion of cash and Common Stock that will constitute the Redemption Amount.

(iii) “Person” means an individual, corporation, limited liability company, partnership, association, trust, estate, unincorporated organization or other entity or organization.

(iv) “Redemption Amount” means, with respect to a redemption of all or part of the Series A Preferred Stock occurring on a single date, an amount per share of Series A Preferred Stock equal to the sum of the Series A Stated Value of such share and any Arrearage related to such share, plus all other accumulated and unpaid dividends, as of such date, which shall be payable, in the discretion of the Corporation, in cash, Common Stock or a combination thereof; provided, that each share of Common Stock issued as payment of the Redemption Amount shall (i) be valued at fair market value, as determined in good faith by the Board of Directors, and (ii) if issued in connection with an IPO, shall be presumed to be valued at fair market value if valued at the initial offering price per share to the public for the Common Stock as indicated on the front cover of the final prospectus for such IPO.

Article V - Existence

The Corporation is to have perpetual existence.

Article VI – Board of Directors

Section 1. Number and Classification.

(a) Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than 5 individuals, nor more than 11 individuals; provided, however, prior to the Trigger Date, the Board of Directors shall consist of not more than 9 individuals (in each case, exclusive of directors referred to in Section 1(e) of this Article VI). The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

(b) Classes. From and after the date of the first meeting of the Board of Directors following the filing of this Certificate of Incorporation with the Secretary of the State of the State of Delaware, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Section 1(e) of this Article VI) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of stockholders held in 2015, Class II directors for an initial term ending at the annual meeting of stockholders held in 2016 and Class III directors for an initial term ending at the annual meeting of stockholders held in 2017. At each annual meeting of stockholders beginning with such meeting in 2015, directors of each class the term of which expires at that annual meeting shall be elected for a three-year term and until the election and qualification of their respective successors in office.

(c) Election of Directors. The directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

(d) Written Ballot Required. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

(e) Preferred Stock Directors. Notwithstanding the foregoing and notwithstanding Section 2 of this Article VI, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Section 2 of Article IV, then upon commencement and for the duration of the period during which such right continues: (i) the total number of directors of the Corporation authorized pursuant to Section 1(a) of this Article VI shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant this Section 1(e) of this Article VI, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 2. Vacancies and Newly Created Directorships. Unless otherwise required by applicable law and subject to any requirements under the Stockholders’ Agreement, any newly created directorship that results from an increase in the number of directors, or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor. If the number of directors is changed, any increase or decrease shall be apportioned among the classes as determined by the majority of the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 3. Removal. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 2 of Article IV and any resolution or resolutions adopted by the Board of Directors pursuant thereto, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding Common Stock; provided, however, that prior to the Trigger Date, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the outstanding Common Stock.

Article VII – Liability of Directors and Officers and Certain Other Persons

Section 1. Elimination of Certain Liability of Directors. To the fullest extent authorized by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Section 2. Indemnification of Directors, Officers and Certain Other Persons. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all current or former directors and officers of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section; provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws may provide that the Corporation shall indemnify any current or former director or officer in connection with a proceeding (or a part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, have the power to advance expenses to any and all current or former directors and officers of the Corporation and to provide indemnification or advance expenses to any and all current or former employees and agents of the Corporation or other persons.

Article VIII – Corporate Opportunity

Section 1. Corporate Opportunity.

(a) Notwithstanding any provision of this Certificate of Incorporation to the contrary, to the fullest extent permitted by applicable law, if any Exempted Person acquires knowledge of a potential Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation and its Affiliates and Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Exempted Person, to the fullest extent permitted by applicable law, (i) shall have no duty (fiduciary, contractual or otherwise) to communicate or present such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another Person; and (iii) shall not be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries.

(b) The Corporation hereby expressly acknowledges and agrees, in accordance with the preceding subsection (a), that the Exempted Persons have the right to, and shall have no duty (contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or Subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other Person, including those lines of business deemed to be competing with the Corporation or any of its Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates or Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates or Subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its Affiliates or Subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by law, none of the Exempted Persons shall be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its Subsidiaries.

(c) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, (i) in the event of any conflict of interest between the Corporation or any of its Subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest or any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its Subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its Subsidiaries over the interest of any Exempted Person.

(d) The Company hereby acknowledges and agrees that, an Exempted Person may have access to information about the Company that will enhance such Person’s knowledge and understanding of the industries in which the Company operates and that, to the fullest extent permitted by applicable law, there is no restriction on such Exempted Person from using such knowledge and understanding in connection with (i) any Corporate Opportunity, (ii) any business activities or lines of business, including those lines of business deemed to be competing with the Corporation or any of its direct or indirect subsidiaries, or (iii) otherwise making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

Section 2. Deemed Notice. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

Section 3. Severability. If this Article VIII or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article VIII shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article VIII and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the repeal of this Article VIII, any contract, agreement, arrangement or transaction involving a Corporate Opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

Section 4. Effect of Stockholders’ Agreement; Exempted Persons. The provisions of Sections 1 through 4 of this Article VIII (i) shall be supplemental to any procedures regarding Corporate Opportunities specified in the Stockholders’ Agreement and (ii) shall continue with respect to an Exempted Person related to a Controlling Owner until the first date that both of the following conditions are true: (A) such Controlling Owner, as applicable, is not entitled to designate for nomination at least one (1) individual to the Board of Directors of the Corporation pursuant to the Stockholders’ Agreement and (B) no individual is serving on the Board of Directors who has at any time been designated as a nominee by such Controlling Owner.

Section 5. Definitions. For the purposes of this Article VIII,

(a) “Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Corporation’s business or the business of any Affiliate or Subsidiary of the Corporation, including those deemed to be competing with the Corporation or any Affiliate or Subsidiary of the Corporation, or (ii) a prospective economic or competitive advantage in which the Corporation or any Affiliate or Subsidiary of the Corporation could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any Affiliates or Subsidiary if it is a business opportunity that (i) the Corporation, Affiliate or Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s, Affiliate’s or Subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation, Affiliate or Subsidiary, as applicable, has no interest or reasonable expectancy.

(b) “Exempted Person” means each Silver Lake Affiliated Person or TPG Affiliated Person, as applicable.

(c) “Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(d) “Silver Lake Affiliated Person” means, each of Silver Lake and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Silver Lake’s Affiliates, the directors designated for nominated by Silver Lake pursuant to the Stockholders’ Agreement, or any officer of the Corporation that is an Affiliate of Silver Lake.

(e) “TPG Affiliated Person” means, each of TPG and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, TPG’s Affiliates, the directors designated for nominated by TPG pursuant to the Stockholders’ Agreement, or any officer of the Corporation that is an Affiliate of TPG.

Article IX – Stockholder Action

Section 1. Actions at Meetings Duly Called; No Written Consents. Except as may be otherwise expressly provided with respect to the holders of any series of Preferred Stock in any Preferred Stock Designation, (i) prior to the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken upon the vote of the stockholders at an annual or special meeting duly called or taken by written consent of the stockholders and (ii) from and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Section 2. Regulation of Stockholder Submissions. The Bylaws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

Section 3. Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Chairman of the Board of Directors; provided, however, prior to the Trigger Date, special meetings of the stockholders of the Corporation may be called at any time by (i) the affirmative vote of a majority of the total number of directors then in office, (ii) the Chairman of the Board of Directors or (iii) either the Board of Directors or the Chairman of the Board of Directors at the request of either of the Controlling Owners.

Article X – Amendment of Certificate of Incorporation

Subject to any requirement of applicable law and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article IV, Article VII, Article VIII, Sections 1 and 3 of Article IX, Article X, Article XI, Article XII and Article XIII may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted or added, unless in addition to any other vote required by this Certificate of Incorporation, specified in any agreement or otherwise required by law, and in addition, to any voting rights granted to or held by the holders of any outstanding series of Preferred Stock (i) prior to the Trigger Date, such alteration, amendment, repeal, adoption or addition is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock and (ii) from and after the Trigger Date, such alteration, amendment, repeal, adoption or addition is approved by the affirmative vote of the holders of at least 75% of the voting power of the outstanding Common Stock.

Article XI – Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation may not adopt, amend or repeal any Bylaw provision, and no provision inconsistent therewith shall be adopted by the stockholders, unless (i) prior to the Trigger Date, such action is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common stock and (ii) from and after the Trigger Date, such action is approved by 75% of the voting power of the outstanding Common Stock.

Article XII – Section 203 of the DGCL

Section 203 of the DGCL shall not apply to the Corporation; provided, however, that Section 203 of the DGCL shall apply to the Corporation on and from the first date on which each of the Controlling Owners no longer meets the requirements to be an “interested stockholder” as defined by Section 203 of the DGCL, but, excluding, for purposes of this proviso, clause (ii) of such definition of “interested stockholder.”

Article XIII – Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Common Stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article XIII.

Article XIV – Definitions

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the party, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Controlling Owners” means Silver Lake and/or TPG.

(c) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(d) “Stockholders’ Agreement” means the Stockholders Agreement by and among the Corporation, Silver Lake, TPG, the Co-Invest and the other stockholders party thereto from time to time, as amended from time to time.

(e) “Trigger Date” means the first date on which any investment funds affiliated with (i) Silver Lake Group, L.L.C. and their respective successors and Affiliates (other than the Corporation and its subsidiaries and the Co-Invest (as defined hereinafter)) (collectively, “Silver Lake”); (ii) TPG Global, LLC and their respective successors and Affiliates (other than the Corporation and its subsidiaries and the Co-Invest) (collectively, “TPG”), and (iii) the Sovereign Co-Invest LLC (the “Co-Invest”) cease to directly or indirectly beneficially own, collectively, the number of shares of common stock representing at least 40% of the then-issued and outstanding shares of the Common Stock of the Corporation, with such beneficial ownership to be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. For purposes of the foregoing calculation, in addition to any shares of Common Stock of the Corporation that the Co-Invest beneficially owns directly or indirectly, the Co-Invest shall also be deemed to own any additional shares of Common Stock of the Corporation for so long as the managing member of the Co-Invest has been granted a proxy to vote such Shares of Common Stock of the Corporation on behalf of the former members of the Co-Invest.

(f) As used herein, the phrase “total number of directors then in office” shall not be deemed to permit the taking of any action when the total number of directors then in office is less than a quorum, except with respect to the filling of vacancies and newly created directorships pursuant to Section 2 of Article VI hereof